Filed Pursuant to Rule 424(b)(5)
Registration No. 333-206324

PROSPECTUS SUPPLEMENT

(to Prospectus dated December 29, 2015)

4,800,000 Shares

Common Stock

We are offering 4,800,000 shares of our common stock.

Our common stock is listed on The NASDAQ Global Market under the symbol “IMDZ.” On September 13, 2016, the last reported sale price of our common stock on The NASDAQ Global Market was $6.87 per share.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus supplement, the accompanying prospectus and future filings.

Investing in our common stock involves a high degree of risk. Please see “Risk Factors” beginning on page S-16 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	PER SHARE	TOTAL
Public offering price	$6.25	$30,000,000
Underwriting discounts and commissions (1)	$0.375	$1,800,000
Proceeds to us, before expenses	$5.875	$28,200,000

(1)	See “Underwriting” for a description of compensation payable to the underwriters.

A member of our board of directors and certain other existing stockholders that are affiliated with members of our board of directors have agreed to purchase an aggregate of 840,000 shares of our common stock in this offering on the same terms as those offered to the public.

Delivery of the shares of common stock in this offering is expected to be made on or about September 20, 2016. We have granted the underwriters an option for a period of 30 days to purchase up to 720,000 additional shares of our common stock.

Joint Book-Running Managers

Jefferies	Leerink Partners	Wells Fargo Securities

Prospectus Supplement dated September 15, 2016

Prospectus Supplement

Prospectus

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. The prospectus supplement describes the specific terms of this offering and also adds to and updates the information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The accompanying prospectus gives more general information, some of which may not apply to this offering. If there is a difference between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or any document incorporated by reference, you should rely on the information in this prospectus supplement. Generally, when we refer to the prospectus, we are referring to this prospectus supplement and the accompanying prospectus combined.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference therein and any information contained in any free writing prospectus we have authorized for use in connection with this offering. We have not, and the underwriters have not, authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We take, and the underwriters take, no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement, the accompanying prospectus, the information in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any authorized free writing prospectus is accurate only as of the date of those respective documents, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since those dates. It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision. You should read this prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, and any authorized free writing prospectus. You should also read and consider the information in the documents we have referred you to in the sections of this prospectus supplement titled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

Except as otherwise indicated herein or as the context otherwise requires, references in this prospectus to “Immune Design,” “the Company,” “we,” “us,” “our” and similar references refer to Immune Design Corp. ZVex is our registered trademark. The Immune Design logo and “GLAAS” are our unregistered trademarks. This prospectus supplement and the accompanying prospectus, including the information incorporated by reference into this prospectus supplement and the accompanying prospectus, and any free writing prospectuses we have authorized for use in connection with this offering, contains registered marks, trademarks and trade names of other companies, which are the property of their respective owners.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary highlights selected information about us, this offering, and selected information appearing elsewhere in this prospectus supplement, in the accompanying prospectus and in the documents incorporated by reference. Because this is only a summary, you should read the rest of this prospectus supplement, the accompanying prospectus, and our financial statements and related notes and the other information we incorporate by reference, and the information included in any free writing prospectus prepared by or on behalf of us or to which we have referred you, before you invest in our common stock. If you invest in our common stock, you are assuming a high degree of risk. Read this entire prospectus supplement carefully, especially the risks described under the section titled “Risk Factors” and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

Our Company

Overview

We are a clinical-stage immunotherapy company with next-generation, diversified in vivo approaches designed to enable the body’s immune system to fight disease. Although we believe our approaches have broad potential across multiple therapeutic areas, we are focused in oncology and have designed our technologies to activate the immune system’s natural ability to create tumor-specific cytotoxic T cells to fight cancer via distinct mechanisms. Our two lead product candidates, CMB305 and G100, utilize distinct immuno-oncology approaches that, we believe, address the shortcomings of existing therapies and have the potential to treat a broad patient population either as individual therapies or in combination with other mechanisms of action. We have also been executing a strategy to partner individual indications outside of oncology in infectious and allergic diseases, which provide potential downstream economics while preserving growth opportunity in the future.

The following is our primary oncology product development pipeline produced by our two discovery platforms, ZVex® and GLAASTM:

Antigen Specific: Next-Generation Cancer Vaccines

CMB305 is a prime-boost approach targeting the NY-ESO-1 tumor antigen, in which an agent called LV305 from our ZVex platform is dosed sequentially with an agent from our GLAAS platform, G305. Both LV305 and G305 completed Phase 1 trials in 2014, the data for which we presented at the American Society of Clinical Oncology, or ASCO, annual meeting in 2015. CMB305 is currently being evaluated in multiple clinical trials, including, pursuant to a collaboration with Genentech, a randomized Phase 2 trial in patients with soft tissue sarcoma who receive either CMB305 combined with Genentech’s cancer immunotherapy, TecentriqTM (atezolizumab, anti-PD-L1) or Tecentriq alone. In June 2016, we disclosed that patient data from a completed first-in-human dose-escalation trial and an early subset of patients from an expansion trial of CMB305 in patients with soft tissue sarcoma showed that CMB305 had a favorable safety profile with only grade 1 and 2 adverse events, or AEs, and without dose-limiting toxicities. In addition, patients who responded immunologically had a greater degree of antigen-specific T cell response than previously reported in the Phase 1 trial of LV305 alone, which is consistent with the rationale of the prime boost approach. We also observed preliminary clinical benefit in the form of a median progression-free survival, or PFS, of 5.5 months, with a 93% patient survival as of the data review date. We continue to enroll patients in the ongoing randomized Phase 2 trial and, if afforded the opportunity, intend to present data from the trial at the ASCO annual meeting in 2017. We have received orphan drug designation in the US for CMB305, and in the US and EU for each component of CMB305, in each case, for soft tissue sarcoma. If the ongoing trials produce a sufficiently robust clinical benefit for patients, we plan to discuss an appropriate development path with the regulatory authorities and pursue soft tissue sarcoma as the first indication for which we would seek approval for CMB305. We are also developing a companion diagnostic in connection with our CMB305 development program to identify NY-ESO-1 expressing tumors, which test we believe would require U.S. Food and Drug Administration, or FDA, approval contemporaneously with CMB305.

Antigen Agnostic: Intratumoral Immune Activation

G100 was developed from the GLAAS platform and, in contrast to CMB305, leverages the range of endogenous antigens found in the tumor microenvironment, including neoantigens. At the ASCO annual meeting in 2016, we presented data on 10 patients from a completed Phase 1 trial in patients with Merkel cell carcinoma, or MCC, which showed: (1) an objective response rate, or ORR, of 50% per protocol; (2) a favorable safety profile; and (3) that G100 significantly altered the tumor microenvironment in responding patients. We are further developing G100 and, pursuant to a collaboration with Merck & Co., Inc., or Merck, we are enrolling patients in the Phase 2 portion of a randomized Phase 1b/2 trial in patients with follicular non-Hodgkin Lymphoma, or NHL, that will evaluate G100 in combination with local radiation and Merck’s anti-PD-1 agent, KEYTRUDA®. If afforded the opportunity, we intend to present data from this trial at the ASCO annual meeting in 2017.

Our Strategy

■	Develop product candidates to treat a broad patient population. We believe our product candidates should benefit a wide range of patients in both orphan diseases and large indications because they are designed to create tumor-killing CTLs, could potentially target any tumor and have potential utility as both individual and multiple combination therapies.

■	Rapidly advance first-in-class immuno-oncology product candidates through clinical development. We intend to continue to execute a focused clinical development plan that takes selected product candidates through approval. We are initially focused on indications with a significant unmet need in targeted patient populations, such as CMB305 in soft tissue sarcoma. We are currently focusing our initial development efforts on CMB305 and G100, while preserving the ability to separately develop LV305.

■	Leverage our platforms’ ability to address multiple tumor types to build a robust product pipeline. Our ZVex and GLAAS platforms allow us to select both conserved tumor antigens and neoantigens and create separate product candidates for potentially any tumor type. We believe this ability, and the potential of our vectors to simultaneously express antigens and immuno-regulatory molecules, will be a driver of our future growth beyond the current product candidates.

■	Position Immune Design to potentially play a broad role in the immuno-oncology treatment paradigm. Our agents are designed to work either individually or together, as well as with multiple other mechanisms of action. In addition to our ongoing clinical collaborations combining CMB305 and G100 with checkpoint inhibitors, we intend to explore additional combinations with other immuno-oncology approaches to demonstrate this broad potential benefit.

■	Selectively monetize non-oncology indications, while retaining optionality for future internal development. Both ZVex and GLAAS also have potential application in infectious disease and allergy. We have licensed the right to use the GLAAS platform in specific infectious and allergic disease indications to large pharmaceutical companies. These collaborations provide us with both near- and long-term potential revenue and external validation of our technology, while preserving optionality for future growth beyond oncology.

■	Establish infrastructure and capabilities to support the future commercialization of our products. Our management team has extensive experience commercializing pharmaceutical products and as our product candidates advance, we intend to add the appropriate additional regulatory and commercial expertise to maximize the potential for successful product launches and franchise management. In certain instances, we will seek partners to maximize the commercial potential of our product candidates.

ZVex and GLAAS: Complementary and Productive Product Discovery Platforms

We believe our approach to fighting cancer is the first of its kind. We utilize ZVex and GLAAS to develop product candidates that work in vivo and are designed to create and expand diverse armies of immune cells known as cytotoxic T lymphocytes, or CTLs, to fight tumors. An in vivo approach is preferred because it addresses both the cumbersome administration and the need for patient customization inherent in ex vivo approaches, such as engineered CD8 T cells. Although they have distinct mechanisms of action, we designed both CMB305 and G100 to convert “cold” tumors, or those without CTLs, to “hot” tumors, or those with CTLs specific for the antigens expressed by the tumor. Although they are designed to share this effect on tumors, the agents’ distinct mechanisms of action may produce different clinical benefit profiles. For example, it has been noted in literature that although a cancer vaccine therapy may not result in an immediate or early change in tumor burden like cytotoxic approaches such as chemotherapy, a vaccine may induce a delayed anti-tumor response resulting in longer survival than that seen with the cytotoxic approach. Similarly, and based on our clinical studies to date, we believe that although we may not observe a short-term surrogate endpoint like ORR or PFS, ZVex-based cancer vaccines such as CMB305 may nonetheless confer a potentially meaningful overall survival, or OS, benefit in these patients.

The fundamental discoveries underlying ZVex originated with one of our founders, Nobel laureate David Baltimore, Ph.D. Dr. Baltimore and his colleagues theorized that a lentivirus, which is a virus that works in immune cells such as dendritic cells, or DCs, could be engineered to selectively deliver the specific genetic information of a tumor marker, called an antigen, directly to DCs in the skin. The expression of this antigen would trigger an immune response of CTLs to eliminate the tumor. In comparison, the core of the GLAAS platform is a highly potent synthetic stimulator of a specific cellular receptor called TLR4 that is present in DCs. Activation of DCs through TLR4 can safely trigger an anti-tumor immune response and synergize with either pre-existing CTLs or those generated by ZVex for what we believe will be a greater degree of tumor killing than either approach alone. We believe ZVex- and GLAAS-based product candidates have broad combination potential across the oncology landscape, such as in combination with checkpoint inhibitors in our two ongoing randomized studies and with other approaches, such as engineered T cells.

ZVex is a discovery platform that uses a first-in-class vector to generate product candidates designed to create CTLs in vivo. CTLs are essential because their primary function is the selective recognition and destruction of tumor cells. The ZVex vector is a delivery system based on a hybrid, re-engineered virus designed to carry the genetic information of selected tumor antigen(s) (in whole or selected epitopes) safely and selectively to dendritic cells, or DCs, in the skin. We believe that DCs are the most important immune cells to target because they initiate the specific immune response that generates CTLs to kill the tumor. When injected into a cancer patient, a ZVex-based product candidate is designed to interact only with these DCs, delivering the tumor antigen(s) in the form of RNA. The DC then processes the RNA into a protein, splits it and presents the protein fragments outside of the cell to neighboring resting CD8 T cells, which then activate to become fully functional CD8+ CTLs. When a CD8 T cell is activated and starts dividing, the result is millions of CTLs that will kill tumor cells bearing that same specific tumor antigen epitopes. ZVex product candidates have the potential to carry the genetic material of different tumor antigens, including neoantigens, as well as immuno-modulatory agents, and therefore have the potential to target multiple types of cancers.

GLAAS, which stands for GLA Adjuvant Systems, is a discovery platform that also works in vivo and is based on a small synthetic molecule called GLA, which stands for glucopyranosyl lipid A. GLA selectively binds to the TLR4 receptor and causes potent activation of the DC. When GLA is accompanied by a tumor antigen and injected into a patient, the combination is taken up by DCs and leads to the production and expansion of immune cells called CD4 T helper lymphocytes, or CD4 T cells. Similar to CTLs, these CD4 T cells will be specific to a tumor antigen, but unlike CTLs, they generally cannot kill antigen-bearing tumor cells. They do, however, play a key role in boosting the anti-tumor immune response by: (1) expanding the number and function of existing CTLs that are specific to the same tumor antigen; and (2) providing help to other immune cells, including B lymphocytes that produce antibodies and natural killer, or NK, cells that are also important in the overall anti-tumor immune response. We therefore believe that product candidates leveraging GLAAS with one or more tumor antigens will be effective in amplifying the anti-tumor activity of CTLs, as well as other beneficial anti-tumor mechanisms. In addition, we can leverage GLAAS to use a specific formulation of GLA alone, without an antigen, for direct tumor microenvironment immune activation. Like ZVex, GLAAS product candidates have the potential to target multiple types of cancers.

The combination of ZVex and GLAAS is expected to synergize to yield a more potent immune response called a heterologous prime-boost. The ZVex vector primes the immune system by triggering the generation of CTLs, while the GLA-activated CD4 T cells boost the immune response by expanding and enhancing the function of CTLs and other anti-tumor immune mechanisms. We believe a more potent immune response should translate to clinical benefit for patients.

The following data from an in vivo rodent model illustrate the effect on antigen-specific CTL generation when combining the ZVex and GLAAS platforms in a prime-boost. When used alone, the ZVex agent increased the CTLs from 0.05% to 3.16%, and when used in combination with GLAAS, the percentage of antigen-specific CTLs in the rodents increased to 15.7%.

We are also studying a different combination of both platforms in a “prime-pull” strategy where a ZVex vector primes the immune system and G100 ‘pulls’ CTLs to the tumor via intratumoral injection. Further combination potential also exists with other immuno-oncology modalities, such as the use of G100 to “pull” engineered

T cells to a tumor. We believe that these combinations of different technologies have the potential to be best-in-class approaches that generate and expand CTLs and recruit them to the tumor.

Our Approaches to Treating Cancer

Immuno-oncology broadly refers to the modulation of the immune system to eradicate tumor cells, and is often colloquially divided into two categories: “create and expand” the anti-tumor immune response and “remove the brakes” placed on the immune response by the tumor’s defenses.

We believe alteration of the tumor microenvironment and trafficking of CTLs into the tumor are increasingly being recognized as important for the efficacy of any immunotherapy. Our platforms focus on the “create and expand” category and are designed to generate strong, tumor-specific CTLs and effector cells in vivo while addressing many of the shortcomings of previous approaches. Our platforms can generate individual product candidates, such as G100, or product candidates administered in sequence, such as CMB305. Additionally, we designed our therapies to be combined with other immuno-oncology therapeutic mechanisms such as checkpoint inhibitors from the “remove the brakes” category, which we believe will generate a greater anti-tumor response.

Our immuno-oncology product candidates are being developed in two separate strategies that we designate as the Antigen Specific and Antigen Agnostic approaches.

Antigen Specific

Our Antigen Specific approach is based on the observation that human tumor cells make a variety of antigens that are not found in normal tissues, but are present in the patient’s tumor, so there is an opportunity to educate the immune system to recognize the tumor antigen and kill tumor cells expressing it. ZVex products carry RNA of a chosen antigen or selected epitopes of multiple antigens, including neoantigens, whereas GLAAS products are accompanied by a full-length protein of the same antigen or, potentially, a peptide representing the selected epitopes. We have generated a significant amount of preclinical data illustrating the desirable qualities of this approach. The following graph illustrates the ability of ZVex in an in vivo rodent tumor model to generate an immune response against a protein the body recognizes as “self,” and therefore against which it would not normally mount an immune response. This experiment demonstrates the ability of ZVex to overcome immune tolerance, which is an important element of any potential cancer immunotherapy treatment.

For our first Antigen Specific product candidates, we have chosen a tumor-associated antigen named NY-ESO-1 that is expressed in a large number of solid and liquid tumors in varying degrees. We conducted an extensive search to choose NY-ESO-1, and we believe it is an attractive target for cancer immunotherapy due to its frequent expression in tumors, limited expression in normal tissue and its immunogenic potential. Among the antigens selected by the National Cancer Institute as the best targets for immunotherapy, only NY-ESO-1 and one other antigen have been shown to be tumor-specific. Our first two clinical programs targeting NY-ESO-1 from ZVex and GLAAS were LV305 and G305, respectively. LV305 delivers the RNA for NY-ESO-1, while G305 consists of a specific formulation of GLA and the full-length NY-ESO-1 protein. We administer LV305 and G305 in sequence to become CMB305, the heterologous prime-boost therapy. Although G305 may have the potential to be an effective therapy with patients who have insufficient immune responses prior to treatment, we do not intend to develop it as a stand-alone product and believe it is more effective as part of CMB305. Also, although we have seen initial clinical benefit from LV305 as a single agent in patients with soft tissue sarcoma, because we believe CMB305 should be more effective than LV305 alone, we intend to focus our development efforts on CMB305. We may, however, decide to develop LV305 as the data continue to develop. For future product candidates, we are investigating the use of ZVex in the emerging neoantigen field, or ZVexNeo, where we believe we could deliver neoepitopes or selected epitopes from neoantigens, to DCs to induce CTLs specific for these potentially immunogenic targets. In May 2016, we announced a collaboration with Gritstone Oncology, or Gritstone, to apply ZVexNeo with Gritstone’s proprietary genomics and proteomics platform to develop neoantigen-based immunotherapies. The collaboration will likely focus initially in non-small cell lung cancer, with the first clinical trial expected to commence in 2017.

In addition to ZVexNeo, we are also investigating the potential of a next-generation of ZVex vectors, or ZVex2.0, to deliver multiple antigens with the intent to induce CTLs targeting multiple tumors or a single tumor that expresses the antigens of interest, as the case may be. ZVex2.0 may also contain modifications to the vector backbone and be designed to express immunostimulatory molecules. We intend to designate the first ZVex2.0 product candidate in 2017.

Antigen Agnostic

Unlike the Antigen Specific approach, the Antigen Agnostic approach does not require a selected tumor antigen present in the cancer. It instead relies on endogenous conserved antigens or neoantigens released during tumor lysis by treatments such as chemotherapy or local radiation. G100, our lead product under this approach, is injected directly into the tumor and neighboring GLA-activated DCs then capture the diverse set of released antigens and generate a broad and varied immune response. Because local radiation is an effective way to cause tumor cell lysis in accessible tumors, we plan initially to evaluate tumors that are accessible to both local radiation and intratumoral administration.

In collaboration with Dr. Ronald Levy’s lab at Stanford University, we examined the administration of intratumorally-injected G100 in the A20 murine model that is used to represent lymphoma. In an oral presentation at the 2015 American Society of Hematology, or ASH, annual meeting, Dr. Levy’s lab presented data showing tumor growth inhibition in both injected tumors as well as uninjected tumors, known as an abscopal effect. In addition, G100 had an impact on the tumor microenvironment, changing it from a non-inflammatory state, or cold, to an inflamed state, or hot. Specifically, as shown in the image below, responding animals remained tumor-free at least three months post G100 treatment and, without administration of additional G100, were resistant to secondary challenge with the same tumor type.

G100 is being evaluated in multiple clinical trials, including a completed Phase 1 trial in patients with MCC and an ongoing investigator-sponsored trial at the Fred Hutchinson Cancer Research Center, or FHCRC, in combination with radiation in patients with sarcoma. At the ASCO annual meeting in 2016, we presented data on all 10 patients in the MCC trial, which showed: (1) an ORR of 50% per protocol; (2) a favorable safety profile with no treatment-related serious adverse events observed; and (3) that G100 significantly altered the tumor microenvironment in responding patients. Further, the 50% ORR included a pathologic complete response after two doses of G100 alone, and we reported two patients with durable partial responses, or PRs, of greater than 17 and 18 months. We plan to assess the potential impact on PFS and OS beyond the stated ORR. We are further developing G100 and, pursuant to a collaboration with Merck, we are enrolling a randomized Phase 2 trial in patients with follicular NHL that will evaluate G100 in combination with local radiation and KEYTRUDA. The low incidence rates of NHL and MCC qualify each as an orphan disease, and if we are able to obtain orphan drug designation from the FDA for G100 for NHL or MCC, we may be able to obtain certain benefits such as research tax credits and grant funding. Either disease could be an excellent setting to show that G100 can provide clinical benefit and may provide separate registration paths.

In addition to G100, we are also investigating the potential use of our ZVex platform for intratumoral injection. For example, we presented preclinical data at the American Association for Cancer Research Annual Meeting in 2016 describing the intratumoral administration of a ZVex vector designed to generate localized expression of IL-12, a potent modulator of innate and adaptive immune responses. The results demonstrated strong local and systemic anti-tumor efficacy in multiple murine models, and this use of the ZVex platform offers a potential expansion opportunity of our Antigen Agnostic approach beyond G100.

Our Product Candidates in Development

Our clinical-stage oncology product candidates are depicted in the following diagram:

CMB305

We believe that prime-boost therapies are an optimal way to trigger a robust immune response. This is particularly true when distinct, but complementary, parts of the immune response are stimulated. Based on the predicted mechanisms of action in the prime-boost, our relevant preclinical studies and early CMB305 clinical data, we expect CMB305 to have synergistic effects and induce a stronger anti-tumor CTL response than either of its components alone. In addition to increasing the magnitude of the CTL response, we expect this approach to generate memory CTLs with long-term immune surveillance, as well as enhance other immune system anti-tumor mechanisms. Memory CTLs function as surveillance cells, ready to target persisting or new cancer cells with the same antigen signature, which may provide a longer-term benefit to patients.

We plan to test CMB305 first in two types of sarcoma, called synovial sarcoma and myxoid round cell liposarcoma. Synovial sarcoma is a rare form of cancer in the joints. Certain studies of outcomes relating to synovial sarcoma have shown a five-year and ten-year survival for people with grade 3 tumors or metastatic disease of less than 25% and 15%, respectively. Myxoid round cell liposarcoma is a rare malignant tumor that most often occurs in the deep-seated soft tissues of the extremities. Approximately 50% of patients with synovial sarcoma and approximately 90% myxoid round cell liposarcoma express the NY-ESO-1 protein. The low incidence rates of these sarcomas qualifies each as an orphan disease, and we have received orphan drug designation for soft tissue sarcoma for CMB305 in the US and for both components of CMB305 in the US and EU. Orphan drug designation provides certain benefits, such as research tax credits and waivers of certain regulatory fees, but does not provide any assurance of regulatory approval or expedite regulatory review. However, these soft tissue sarcomas could be an ideal setting to show that CMB305 can provide clinical benefit to patients and, if the data are sufficiently robust and CMB305 is determined to be safe, this may provide an accelerated registration path. We believe that there is an opportunity to improve upon both the safety and clinical benefit profiles of approved chemotherapy agents in soft tissue sarcoma, which to date have demonstrated poor toxicity and produced limited impact on patient survival.

In separate Phase 1 trials presented at the ASCO annual meeting in 2015, each of CMB305’s components demonstrated an acceptable safety profile and, we believe, sufficient immunogenicity as individual agents. In addition, all of the patients in the LV305 dose-escalation study had types of soft tissue sarcoma, and we saw initial signs of clinical benefit. Because of these results and the supportive preclinical data, we are evaluating CMB305 in a Phase 1 expansion trial and randomized Phase 2 trial. As announced in June 2016, data from an early subset of patients from the Phase 1 trial showed CMB305 as a single agent was without dose-limiting toxicities, as reviewed by an independent data safety monitoring board, or DSMB. CMB305 induced an antigen-specific T cell response in 50% of the patients, and patients who did respond immunologically had a greater degree of antigen-specific T cell response than that previously reported with LV305 alone, as well as a fully integrated response inducing antigen-specific CD4, CD8 and antibodies, both of which are consistent with the rationale of the prime-boost approach. We also observed initial data showing that the immune response induced in this approach may take time to emerge, as evidenced by the following CMB305 patient data revealing an integrated immune response (CD8s, CD4s and antibodies that were NY-ESO-1 specific) occurring over a period up to 112 days:

The time required to generate an immune response may be a contributing factor in the observation that cancer vaccines, although not likely to result in a significant ORR or PFS, may confer a better OS benefit than cytotoxic agents. Finally, preliminary clinical benefit in patients with soft tissue sarcoma was observed in the form of a median PFS of 5.5 months, with 93% patient survival as of the data review date. Chemotherapeutic agents approved to treat sarcoma have shown an OS of 12.4 to 13.5 months.

In addition to the ongoing Phase 1 trial examining CMB305 as a single agent, we have an ongoing randomized Phase 2 trial in patients with synovial or myxoid round cell liposarcoma. The patient’s cancer must be locally advanced, relapsed, or metastatic and express NY-ESO-1, and they must have had an inadequate response to, relapse from, and/or unacceptable toxicity with one or more prior systemic, surgical, or radiation cancer therapies. Pursuant to a collaboration with Genentech, Inc., or Genentech, these patients receive either CMB305 combined with Tecentriq, or Tecentriq alone. Clinical benefit will be evaluated by analyzing tumor responses and progression through short and long-term follow-up via clinical and radiological assessments.

We believe our “create and expand” the immune response approach embodied in CMB305, when combined with an agent such as Tecentriq that is designed to shut down certain tumor defenses, is potentially an excellent combination to bring greater clinical benefit than either approach alone, and may qualify for an accelerated approval path, either via an expansion of the ongoing Phase 2 trial or new trial, if the clinical benefit data are sufficiently robust and CMB305 is determined to be safe. In addition, we may expand the CMB305 Phase 1 trial further and examine safety and OS versus historical data as a potential additional registration path in patients with soft tissue sarcoma. If the data are sufficiently robust and if supported by the FDA, we intend to file a Biologics License Application, as soon as reasonably possible, and potentially by the end of 2018.

LV305 (the Prime in CMB305’s Prime Boost)

We have completed dosing in a Phase 1 trial to evaluate the safety of escalating doses of single agent LV305 in patients with locally advanced, recurrent, or metastatic cancer expressing the NY-ESO-1 tumor antigen. Although the trial was open to patients with multiple tumor types, all of the patients who enrolled had sarcoma. When available, we took post-treatment tumor biopsies to assist in clarifying the mechanisms that may mediate a treatment effect, such as the generation of NY-ESO-1 specific CTLs. Clinical benefit was evaluated by analyzing tumor responses and progression through short and long-term follow-up via clinical and radiological assessments. We also are conducting an ongoing expansion trial of LV305 at the highest dose studied in the Phase 1 dose escalation trial. The expansion trial is open to patients with locally advanced, relapsed or metastatic melanoma, sarcoma, ovarian cancer or non-small cell lung cancer that express NY-ESO-1. A portion of this trial will explore, among other things, the use of LV305 with KEYTRUDA in melanoma patients who have an inadequate response to anti-PD1 therapy, pursuant to a collaboration with Merck.

At the ASCO meeting in 2016, we presented data on 24 patients from the LV305 Phase 1 trial with advanced or metastatic sarcoma cancers expressing NY-ESO-1. These patients had a median PFS of 4.6 months, and 58% of patients had clinical benefit in the form of stable disease and one patient showed a partial response, or PR. The safety profile remained very favorable with only grade 1 and 2 AEs. In addition, a median OS had not yet been reached, with 81% survival at one year. As set forth in the figures below, in accordance with gradual onset of immune response observed in the CMB305 patient data disclosed in June and set forth above, the observed PR occurred at approximately 18 months and was accompanied by NY-ESO-1 specific T cell memory. We believe the nature of the mechanism of action taken with these combined data may be evidence that a ZVex product, although not likely to produce to a near-term ORR or PFS in sarcoma patients, may result in a clinical benefit over time.

In all of these Antigen Specific trials, we will be collecting blood and tumor samples to measure CTL generation against NY-ESO-1 and to determine epitope mapping, antigen spreading and T cell receptor repertoire. If afforded the opportunity, we intend to present data for the ongoing CMB305 trials, as well as any follow-up data from the LV305 trials, at the ASCO annual meeting in 2017.

Antigen Agnostic

G100

We are evaluating our lead Antigen Agnostic approach product candidate, G100, in a recently completed Phase 1 trial and an ongoing Phase 1b/2 trial. In the Phase 1 trial, we treated in patients with MCC, which is a rare and aggressive type of skin cancer associated with a polyomavirus infection and UV exposure. The majority of patients present with localized disease in the skin, although the disease can readily spread to regional and distant sites. The accessibility of most MCC tumors makes them excellent for intratumoral dosing and obtaining skin lesion biopsies to determine changes in the tumor microenvironment following G100 treatment. The Phase 1 trial was designed to evaluate the safety and immunogenicity and provide preliminary indications of efficacy of G100 in MCC patients with either loco-regional or metastatic disease. At the ASCO annual meeting in 2016, we presented data on all 10 patients in the MCC trial showing: (1) an ORR of 50% per protocol; (2) a favorable safety profile; and (3) that G100 significantly altered the tumor microenvironment in responding patients. Further, the 50% ORR included a pathologic complete response after two doses of G100 alone, and we reported two patients with durable PRs of greater than 17 and 18 months. We intend to follow these patients to further evaluate the safety of G100 and durability of these responses, and may elect to continue development of G100 in MCC. We plan to assess the potential impact on PFS and OS beyond the stated ORR.

We are also developing G100 to treat patients with a follicular NHL. Pursuant to a collaboration with Merck, we recently dosed the first patient in a randomized Phase 2 trial in patients with follicular NHL in combination with local radiation and KEYTRUDA. These patients must be either treatment naïve or relapsed or refractory following at least one prior treatment. We plan to inject a single tumor after the administration of local radiation, and then evaluate the local immune environment and the potential clinical effect on distant tumors. We expect data from a subset of patients to be available by the first half of 2017 and, if afforded the opportunity, intend to present the data at the ASCO annual meeting in 2017. As potential registration paths in NHL, we may decide to further pursue G100 in combination with checkpoint inhibitors as well as G100 with radiation alone.

We are also developing G100 for the treatment of other types of tumors where preclinical data suggests there may be opportunities for the Antigen Agnostic approach, such as an ongoing an investigator-sponsored sarcoma clinical trial at the Fred Hutchinson Cancer Research Center, or FHCRC, which we expect to complete by year-end 2016.

Therapeutic Applications Outside Oncology

Although immuno-oncology development is robust with therapies for an estimated 10 liquid and 18 solid tumors in development and with a market for immuno-oncology therapies projected to approach $35 billion by 2023, the broader market for immunotherapy applications also includes infectious and allergic diseases. The worldwide infectious diseases vaccine market garnered approximately $30 billion in sales in 2014 and the market for allergy therapies and diagnostics is projected to reach $41 billion by 2022. Beyond oncology, we believe our technologies offer several promising applications in the fields of infectious and allergic diseases.

Infectious Diseases

Historically, antigens have been used with sub-optimal immune adjuvants and have mainly focused on generating antibodies, which have been limited by low affinity and a narrow spectrum of activity. We believe using glucopyranosyl lipid adjuvant, or GLA, a novel molecular adjuvant, combined with infectious diseases antigens will boost pre-existing T cells and trigger a broad antibody response, allowing for diverse antigen recognition. To date, GLA has been studied in human clinical trials involving over 1,400 subjects. The results of these trials that we have reviewed to date support the finding of increased magnitude and breadth of the antibody response.

We have a preclinical vaccine product candidate called G103 to treat herpes simplex virus type 2, or HSV2. G103 consists of several recombinantly expressed proteins adjuvanted with a specific formulation of GLA. In October 2014, we announced a collaboration with Sanofi Pasteur, the vaccines division of Sanofi, to develop G103 along with additional assets contributed by us and Sanofi Pasteur. In addition to the G103 program, we have granted several licenses under the GLAAS platform to partners developing a range of infectious disease vaccines, including a license to MedImmune LLC, to develop a vaccine for respiratory syncytial virus, which began Phase 2 trials in October 2015.

Allergic Diseases

We believe allergy represents an exciting area for the application of GLAAS. Allergies to pollen or food often occur because of aberrant immune reactions, which are characterized by helper T cells producing signals that induce other immune cells to cause the allergy symptoms. We have a large set of preclinical data demonstrating that certain formulations of GLAAS, when given prophylactically or therapeutically with or without the allergen, can shift the responses in a way that results in significant protection from allergy symptoms. In essence, the immune system can be taught to redirect the T cells to respond in better ways. In August 2014, we announced a licensing agreement with Sanofi pursuant to which we granted Sanofi the right to use the GLAAS platform to develop therapeutic agents to treat peanut allergies.

Infectious and Allergic Disease Immunotherapy Programs

We have been executing a strategy to partner the use of our GLAAS platform in individual indications outside of oncology in infectious and allergic diseases, which provide potential downstream revenue while preserving growth opportunity in the future. The following chart details our existing infectious disease programs and collaborations:

Our Corporate Information

We were incorporated in February 2008 in the State of Delaware. Our operations are headquartered in Seattle, Washington and we have an additional facility in South San Francisco, California. Our principal executive offices are located at 1616 Eastlake Ave. E., Suite 310, Seattle, WA 98102, and our telephone number is (206) 682-0645. Our website address is www.immunedesign.com. Our website and the information contained on, or that can be accessed through, the website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus supplement or accompanying prospectus. You should not rely on any such information in making your decision whether to purchase our common stock.

Implications of Being an Emerging Growth Company

As a company with less than $1.0 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

■	an exemption from the auditor attestation requirement in the assessment of our internal controls over financial reporting;

■	an exemption from compliance with any requirement that the Public Company Accounting Oversight Board may adopt regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

■	reduced disclosure about the company’s executive compensation arrangements; and

■	exemptions from the requirements to obtain a non-binding advisory vote on executive compensation or a stockholder approval of any golden parachute arrangements.

We will remain an emerging growth company until the earliest of: (1) the last day of the fiscal year in which we have total annual gross revenues of $1 billion or more; (2) December 31, 2019, which is the last day of our fiscal year following the fifth anniversary of the date of the completion of our initial public offering in July 2014; (3) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (4) the date on which we are deemed to be a large accelerated filer under the rules of the SEC based on the market value of our common stock held by non-affiliates. We have taken advantage of some reduced reporting burdens in this prospectus supplement and the documents incorporated by reference herein. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

THE OFFERING

Common stock to be offered by us	4,800,000 shares

Common stock to be outstanding immediately following this offering	24,967,832 shares (or 25,687,832 shares if the underwriters’ option described below is exercised in full)

Option to purchase additional shares from us	We have granted the underwriters an option for 30 days from the date of this prospectus supplement to purchase up to 720,000 additional shares of our common stock.

Use of proceeds	We expect to use the net proceeds from this offering to (i) fund further clinical development of our Antigen Specific and Antigen Agnostic approaches, including CMB305, G100, ZVexNeo and ZVex2.0, (ii) continue developing the manufacturing process and scale up of our product candidates and (iii) for working capital and general corporate purposes. See “Use of Proceeds.”

Risk factors	Investing in our common stock involves a high degree of risk. See “Risk Factors” and other information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

NASDAQ Global Market symbol	IMDZ

The number of shares of our common stock outstanding immediately following this offering set forth above is based on 20,167,832 shares of our common stock outstanding as of June 30, 2016.

The number of shares of our common stock outstanding immediately following this offering excludes:

■	3,493,863 shares of our common stock issuable upon the exercise of stock options outstanding as of June 30, 2016, under our 2008 Equity Incentive Plan, or 2008 Plan, and 2014 Omnibus Incentive Plan, or 2014 Plan, at a weighted-average exercise price of $12.65 per share;

■	115,250 shares of our common stock reserved for issuance under our 2014 Plan upon settlement of restricted stock units outstanding as of June 30, 2016;

■	828,229 shares of our common stock reserved for issuance under our 2014 Plan as of June 30, 2016, as well as any future increases in the number of shares of our common stock reserved for issuance under the 2014 Plan; and

■	507,498 shares of our common stock reserved and available for issuance under our 2014 Employee Stock Purchase Plan, or ESPP, as of June 30, 2016, as well as any future increases in the number of shares of our common stock reserved for issuance under the ESPP.

Except as otherwise indicated, the information in this prospectus supplement assumes:

■	no exercise of the outstanding stock options and no settlement of the restricted stock units described above; and

■	no exercise by the underwriters of their option to purchase additional shares of our common stock from us.

A member of our board of directors and certain other existing stockholders that are affiliated with members of our board of directors have agreed to purchase an aggregate of 840,000 shares of our common stock in this offering on the same terms as those offered to the public.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors and the risk factors discussed under the section entitled “Risk Factors” contained in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, which are incorporated by reference into this prospectus supplement in their entirety, together with all of the other information contained in this prospectus supplement and the accompanying prospectus or incorporated by reference into this prospectus supplement and the accompanying prospectus. The risks and uncertainties described in these documents are not the only ones we face. Other risks and uncertainties, including those that we do not currently consider material, may impair our business. If any of the risks discussed below or in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 actually occur, our business, financial condition, operating results or cash flows could be materially adversely affected. This could cause the value of our common stock to decline, and you may lose all or part of your investment.

Risks Related to this Offering

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. You will not have the opportunity, as part of your investment decision, to assess whether we are using the proceeds appropriately. We expect to use the net proceeds from this offering to (i) fund further clinical development of our Antigen Specific and Antigen Agnostic approaches, including CMB305, G100, ZVexNeo and ZVex2.0, (ii) continue developing the manufacturing process and scale up of our product candidates and (iii) for working capital and general corporate purposes. However, our use of these net proceeds may differ substantially from our current plans and our management might not apply our net proceeds in ways that ultimately increase the value of your investment. If we do not invest or apply the net proceeds from this offering in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.

If you purchase our common stock in this offering, you will experience immediate and substantial dilution in investment. You will experience further dilution if we issue additional equity securities in future financing transactions.

Since the public offering price per share of our common stock is substantially higher than the net tangible book value per share of our common stock, you will suffer immediate and substantial dilution in the net tangible book value of the common stock you purchase in this offering. As a result, investors purchasing shares of common stock in this offering will incur immediate dilution of approximately $1.65 per share, based upon the public offering price of $6.25 per share and our net tangible book value as of June 30, 2016, after giving effect to this offering. See the section titled “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

In addition, we have a significant number of stock options outstanding. To the extent that outstanding stock options have been or may be exercised, investors purchasing our common stock in this offering may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders or result in downward pressure on the price of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, and any free writing prospectus that we have authorized for use in connection with this offering, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and Section 21E of the Exchange Act of 1934, as amended, which we refer to as the Exchange Act, that involve substantial risks and uncertainties. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “plan,” “expect” and similar expressions, or the negative or plural of these words or expressions, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, but are not limited to, statements concerning the following:

■	our estimates regarding our expenses, revenues, anticipated capital requirements and our needs for additional financing;

■	the implementation of our business model and strategic plans for our business and technology;

■	the timing of the commencement, progress and receipt of data from any of our preclinical studies and clinical trials;

■	the expected results of any clinical trial and the impact on the likelihood or timing of any regulatory approval;

■	the scope of protection we establish and maintain for intellectual property rights covering our technology;

■	the timing or likelihood of regulatory filings and approvals;

■	the outcome of any current or future litigation;

■	developments relating to our competitors and our industry;

■	our expectations regarding licensing, acquisitions and strategic operations;

■	our expected uses of the proceeds from this offering; and

■	our expectations regarding the time during which we will be an emerging growth company under the JOBS Act under the federal securities laws.

In addition, you should refer to the “Risk Factors” section in the prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, or in any free writing prospectus we may authorize for use in connection with the offering, for a discussion of other important factors, risks and uncertainties that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included in this prospectus supplement, particularly in the “Risk Factors” section, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. Except as required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments.

USE OF PROCEEDS

We expect to receive approximately $27.9 million in net proceeds from the sale of 4,800,000 shares of common stock offered by us in this offering (or approximately $32.1 million if the underwriters exercise their option to purchase 720,000 additional shares in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We expect to use the net proceeds from this offering to (i) fund further clinical development of our Antigen Specific and Antigen Agnostic approaches, including CMB305, G100, ZVexNeo and ZVex2.0, (ii) continue developing the manufacturing process and scale up of our product candidates and (iii) for working capital and general corporate purposes.

The expected use of the net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. The amounts and timing of our actual expenditures depend on numerous factors, including the progress of our preclinical development efforts, the ongoing status of and results from our clinical trials and other studies and any unforeseen cash needs. As a result, our management will have broad discretion in applying the net proceeds from this offering. Although we may use a portion of the net proceeds from this offering for the licensing or acquisition of, or the development of, additional product candidates, technologies, compounds, other assets or complementary businesses, we have no current understandings, agreements or commitments to do so. Pending their ultimate use, we intend to invest the net proceeds from this offering in interest-bearing, investment-grade securities.

DIVIDEND POLICY

We have never declared or paid, and do not anticipate declaring, or paying in the foreseeable future, any cash dividends on our capital stock. Future determination as to the declaration and payment of dividends, if any, will be at the discretion of our board of directors and will depend on then existing conditions, including our operating results, financial conditions, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock immediately after this offering. Net tangible book value per share of our common stock is determined at any date by subtracting our total liabilities from the amount of our total tangible assets and dividing the difference by the number of shares of our common stock deemed to be outstanding at that date.

Our net tangible book value as of June 30, 2016, was approximately $87.1 million, or $4.32 per share, based on 20,167,832 shares of common stock outstanding as of June 30, 2016. After giving effect to the sale of shares of common stock in this offering at the public offering price of $6.25 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2016, would have been $115.0 million, or $4.60 per share. This amount represents an immediate increase in net tangible book value of $0.28 per share of our common stock to existing stockholders and an immediate dilution in net tangible book value of $1.65 per share of our common stock to new investors purchasing shares of common stock in this offering.

The following table illustrates this dilution on a per share basis to new investors:

Public offering price per share		$6.25
Net tangible book value per share as of June 30, 2016	$4.32
Increase in net tangible book value per share attributable to new investors	0.28

As adjusted net tangible book value per share after this offering		4.60

Dilution per share to new investors purchasing common stock in this offering		$1.65

The information above assumes that the underwriters do not exercise their option to purchase additional shares. If the underwriters exercise their option in full, our as adjusted net tangible book value per share at June 30, 2016 after giving effect to this offering would have been $4.64 per share, and the dilution in as adjusted net tangible book value per share to investors in this offering would have been $1.61 per share.

The number of shares of our common stock outstanding immediately following this offering is based on 20,167,832 shares of our common stock outstanding as of June 30, 2016 and excludes:

■	3,493,863 shares of our common stock issuable upon the exercise of stock options outstanding as of June 30, 2016 under our 2008 Plan and 2014 Plan at a weighted-average exercise price of $12.65 per share;

■	115,250 shares of our common stock reserved for issuance under our 2014 Plan upon settlement of restricted stock units outstanding as of June 30, 2016;

■	828,229 shares of our common stock reserved as of June 30, 2016 for issuance under our 2014 Plan as of June 30, 2016, as well as any future increases in the number of shares of our common stock reserved for issuance under the 2014 Plan; and

■	507,498 shares of our common stock reserved and available for issuance under our ESPP as of June 30, 2016, as well as any future increases in the number of shares of our common stock reserved for issuance under the ESPP.

To the extent that any options are exercised, new options are issued under our equity incentive plans or we otherwise issue additional shares of common stock in the future at a price less than the public offering price, there may be further dilution to new investors purchasing common stock in this offering.

A member of our board of directors and certain other existing stockholders that are affiliated with members of our board of directors have agreed to purchase an aggregate of 840,000 shares of our common stock in this offering on the same terms as those offered to the public.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of certain material U.S. federal income tax considerations relating to the purchase, ownership and disposition of our common stock applicable to “non-U.S. holders” as defined below. This discussion is not a complete analysis of all of the potential U.S. federal income tax consequences relating thereto, nor does it address any tax consequences arising under any state, local or foreign tax laws, or any other U.S. federal tax laws. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service, or IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. The term “non-U.S. holder” means a beneficial owner of our common stock that, for U.S. federal income tax purposes, is not any entity taxable as a partnership, or any of the following:

■	an individual who is a citizen or resident of the U.S.;

■	a corporation or other entity taxable as a corporation for U.S. federal income tax purposes created or organized in the U.S. or under the laws of the U.S., any state thereof, or the District of Columbia or otherwise treated as such for U.S. federal income tax purposes;

■	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

■	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (as defined in Section 7701(a)(30) of the Code) each, a U.S. person or (2) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

This summary is limited to non-U.S. holders who purchase shares of our common stock issued pursuant to this offering and who hold our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

■	banks, insurance companies, or other financial institutions;

■	persons subject to the alternative minimum tax or the net investment income tax;

■	tax-exempt organizations;

■	dealers in securities or currencies;

■	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

■	controlled foreign corporations, passive foreign investment companies or corporations that accumulate earnings to avoid U.S. federal income tax;

■	persons that are partnerships or other pass-through entities or partners or members of such entities or entities that are disregarded for tax purposes;

■	certain former citizens or long-term residents of the U.S.; or

■	persons who hold our common stock as part of a hedge, straddle, constructive sale, or conversion transaction.

YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Distributions on Common Stock

As described in the section entitled “Dividend Policy,” we do not anticipate declaring or paying cash dividends to holders of our common stock in the foreseeable future. However, if we do make cash or other property distributions on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our earnings and profits will constitute a return of capital that will first be applied against and reduce the non-U.S. holder’s adjusted tax basis in our common stock, but not below zero. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under “—Gain on Disposition of Common Stock” below.

Dividends paid to a non-U.S. holder that are not effectively connected with the non-U.S. holder’s conduct of a trade or business in the U.S. will generally be subject to withholding of U.S. federal income tax at the rate of 30%, or if a tax treaty applies, a lower rate specified by the treaty. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the U.S. and, if an income tax treaty applies, are attributable to a permanent establishment in the U.S., are generally exempt from withholding and will be taxed on a net income basis at the same graduated U.S. federal income tax rates applicable to a U.S. person. In such cases, we will not have to withhold U.S. federal income tax if the non-U.S. holder complies with applicable certification requirements. In addition, if the non-U.S. holder is a corporation, a “branch profits tax” equal to 30% (or lower applicable treaty rate) may be imposed on a portion of its effectively connected earnings and profits for the taxable year. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

To claim the benefit of a tax treaty or an exemption from withholding because the dividends are effectively connected with the conduct of a trade or business in the U.S., a non-U.S. holder must either (a) provide a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E, or IRS Form W-8ECI (as applicable) before the payment of dividends or (b) if our common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury regulations. These forms may need to be periodically updated. Non-U.S. holders may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

For additional withholding rules that may apply to dividends paid to certain foreign entities, see the discussions below under the headings Information Reporting and Backup Withholding and Foreign Account Tax Compliance Act.

Gain on Disposition of Common Stock

Subject to the discussions below regarding the Foreign Account Tax Compliance Act and Information Reporting and Backup Withholding, a non-U.S. holder generally will not be subject to U.S. federal income tax or any withholding thereof with respect to gain recognized on a sale or other disposition of our common stock unless one of the following applies:

■	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the U.S. and, if an income tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder in the U.S.; in these cases, the non-U.S. holder will generally be taxed on its net gain derived from the disposition at the same graduated U.S. federal income tax rates applicable to a U.S. person and, if the non-U.S. holder is a foreign corporation, the “branch profits tax” described above may also apply;

■	the non-U.S. holder is a non-resident alien individual who is present in the U.S. for 183 days or more in the taxable year of the disposition and meets certain other requirements; in this case, the non-U.S. holder will be subject to U.S. federal income tax at a rate of 30% (or a reduced rate under an applicable treaty) on the amount by which capital gains (including gain recognized on a sale or other disposition of our common stock) allocable to U.S. sources exceed capital losses allocable to U.S. sources (provided that the non-U.S. holder has timely filed U.S. income tax returns with respect to such losses); or

■

our common stock constitutes a “United States real property interest” by reason of our status as a “United States real property holding corporation”, or USRPHC, for U.S. federal income tax purposes at any time during the shorter of the 5-year period ending on the date you dispose of our common stock or the period you held our common stock. The determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other business assets. We believe that we currently are not and do not anticipate becoming a USRPHC. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a non-U.S. Holder of our common stock will not be subject to U.S. federal income tax if our common stock is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market, and such non-U.S. Holder owned, actually and constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the non-U.S. Holder’s holding period.

Information Reporting and Backup Withholding

We must report annually to the IRS the amount of dividends or other distributions we pay to you on your shares of common stock and the amount of tax we withhold on these distributions regardless of whether withholding is required. The IRS may make copies of the information returns reporting those distributions and amounts withheld available to the tax authorities in the country in which you reside pursuant to the provisions of an applicable income tax treaty or exchange of information treaty. Backup withholding tax may also apply to payments made to a non-U.S. holder on or with respect to our common stock, unless the non-U.S. holder certifies as to its status as a non-U.S. holder, such as by furnishing a properly executed IRS Form W-8BEN, W-8BEN-E or W-8ECI, under penalties of perjury or otherwise establishes an exemption, and certain other conditions are satisfied. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient.

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale of your shares of common stock outside the U.S. through a foreign office of a foreign broker that does not have certain specified connections to the U.S. However, if you sell your shares of common stock through a U.S. broker or the U.S. office of a foreign broker, the broker will be required to report to the IRS the amount of proceeds paid to you and also perform backup withholding on that amount unless you provide appropriate certification to the broker of your status as a non-U.S. holder, such as by furnishing a properly executed IRS Form W-8BEN, W-8BEN-E or W-8ECI, or you otherwise establish an exemption. Information reporting will also apply if you sell your shares of common stock through a foreign broker deriving more than a specified percentage of its income from U.S. sources or having certain other connections to the U.S., unless such broker has documenting evidence in its records that you are a non-U.S. holder and certain other conditions are met or you otherwise establish an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a refund or a credit against such non-U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS. Non-U.S. holders should consult their own tax advisors regarding the filing of a U.S. tax return for claiming a refund of such backup withholding.

Foreign Account Tax Compliance Act

Pursuant to Sections 1471 to 1474 of the Code and the Treasury regulations promulgated thereunder (FATCA), dividends paid in respect of our common stock, and, after December 31, 2018, gross proceeds from the sale or other disposition of our common stock held by or through certain “foreign financial institutions” (as specially defined under the Code for purposes of these rules, including investment funds) will be subject to withholding at a rate of 30%, unless (1) such institution enters into an agreement with the Treasury to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution to the extent such interests or accounts are held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments or (2) such institution otherwise qualifies for an exemption from these rules. An intergovernmental agreement between the U.S. and an applicable foreign country, or future Treasury regulations or other guidance, may modify these requirements. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and gross proceeds from the sale of, our common stock held by an investor that is a “non-financial foreign entity” (as specially defined under the Code for purposes of these rules) that does not qualify under certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (1) certifies to us that such entity does not have any “substantial United States owners” (as specifically defined under the Code for purposes of these rules) or provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the IRS or (2) such non-financial foreign entity otherwise qualifies for an exemption from these rules. We will not pay any additional amounts to non-U.S. holders in respect of any amounts withheld. A foreign financial institution or non-financial foreign entity can generally meet the certification requirements by providing a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E, or IRS Form W-8ECI, as applicable. Non-U.S. holders are encouraged to consult their tax advisors regarding the possible implications of the legislation on their investment in our common stock.

THE SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. POTENTIAL PURCHASERS OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSIDERATIONS OF PURCHASING, OWNING AND DISPOSING OF OUR COMMON STOCK.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement, dated September 15, 2016, among us and Jefferies LLC, Leerink Partners LLC and Wells Fargo Securities, LLC, as the representatives of the underwriters named below and the joint book-running managers of this offering, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the respective number of shares of common stock shown opposite its name below:

UNDERWRITER	NUMBER OF SHARES
Jefferies LLC	1,600,000
Leerink Partners LLC	1,600,000
Wells Fargo Securities, LLC	1,600,000

Total	4,800,000

The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers’ certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriters will purchase all of the shares of common stock if any of them are purchased, other than those shares covered by the option to purchase additional shares of common stock described below. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated. We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

The underwriters have advised us that, following the completion of this offering, they currently intend to make a market in the common stock as permitted by applicable laws and regulations. However, the underwriters are not obligated to do so, and the underwriters may discontinue any market-making activities at any time without notice in their sole discretion. Accordingly, no assurance can be given as to the liquidity of the trading market for the common stock, that you will be able to sell any of the common stock held by you at a particular time or that the prices that you receive when you sell will be favorable.

The underwriters are offering the shares of common stock subject to their acceptance of the shares of common stock from us and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commission and Expenses

The underwriters have advised us that they propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers, which may include the underwriters, at that price less a concession not in excess of $0.225 per share of common stock. After the offering, the public offering price and concession to dealers may be reduced by the representatives. No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement.

The following table shows the public offering price, the underwriting discounts and commissions that we are to pay the underwriters and the proceeds, before expenses, to us in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	PER SHARE		TOTAL
	WITHOUT OPTION TO PURCHASE ADDITIONAL SHARES	WITH OPTION TO PURCHASE ADDITIONAL SHARES	WITHOUT OPTION TO PURCHASE ADDITIONAL SHARES	WITH OPTION TO PURCHASE ADDITIONAL SHARES
Public offering price	$6.25	$6.25	$30,000,000	$34,500,000
Underwriting discounts and commissions paid by us	$0.375	$0.375	$1,800,000	$2,070,000
Proceeds to us, before expenses	$5.875	$5.875	$28,200,000	$32,430,000

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $450,000. The underwriters have agreed to reimburse us for a portion of our expenses in connection with this offering. We have also agreed to reimburse the underwriters for certain other expenses in an amount not to exceed $35,000 as set forth in the underwriting agreement.

A member of our board of directors and certain other existing stockholders that are affiliated with members of our board of directors have agreed to purchase an aggregate of 840,000 shares of our common stock in this offering on the same terms as those offered to the public.

Listing

Our common stock is quoted on The NASDAQ Global Market under the trading symbol “IMDZ.”

Option to Purchase Additional Shares

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase, from time to time, in whole or in part, up to an aggregate of 720,000 additional shares of common stock from us at the public offering price set forth on the cover page of this prospectus supplement, less underwriting discounts and commissions. If the underwriters exercise this option, each underwriter will be obligated, subject to specified conditions, to purchase a number of additional shares of common stock proportionate to that underwriter’s initial purchase commitment as indicated in the table above. This option may be exercised only if the underwriters sell more shares than the total number set forth on the cover page of this prospectus supplement.

No Sales of Similar Securities

We, our executive officers, directors and certain affiliates have agreed, subject to specified exceptions, not to directly or indirectly:

■	sell, offer, contract or grant any option to sell (including any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-l(h) under the Exchange Act,

■	otherwise dispose of any shares of common stock, options or warrants to acquire shares of common stock, or securities exchangeable or exercisable for or convertible into shares of common stock currently or hereafter owned either of record or beneficially,

■	enter into any swap, hedge or similar arrangement or agreement that transfers, in whole or in part, the economic risk of ownership of shares of our common stock, or of options or warrants to shares of our common stock, or securities or rights exchangeable or exercisable for or convertible into shares of our common stock,

■

make any demand for, or exercise any right with respect to, the registration under the Securities Act of the offer and sale of any shares of our common stock, or of options or warrants to shares of our common stock, or securities or rights exchangeable or exercisable for or convertible into shares of our common stock, or cause to be filed a registration statement, prospectus or prospectus supplement (or an amendment or supplement thereto) with respect to any such registration, or

■	publicly announce an intention to do any of the foregoing for a period of 90 days after the date of this prospectus supplement without the prior written consent of Jefferies LLC, Leerink Partners LLC and Wells Fargo Securities, LLC.

This restriction terminates after the close of trading of the common stock on and including the 90th day after the date of this prospectus supplement. In addition, the foregoing shall not apply to issuances of common stock or grants of stock options, restricted stock or other incentive compensation pursuant to the terms of certain stock plans or arrangements described herein.

Stabilization

The underwriters have advised us that they, pursuant to Regulation M under the Exchange Act, and certain persons participating in the offering may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. Establishing short sales positions may involve either “covered” short sales or “naked” short sales.

“Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of our common stock in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares of our common stock or purchasing shares of our common stock in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares.

“Naked” short sales are sales in excess of the option to purchase additional shares of our common stock. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

A stabilizing bid is a bid for the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A syndicate covering transaction is the bid for or the purchase of shares of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. Similar to other purchase transactions, the underwriter’s purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the common stock originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

The underwriters may also engage in passive market making transactions in our common stock on The NASDAQ Global Market in accordance with Rule 103 of Regulation M during a period before the commencement of offers or sales of shares of our common stock in this offering and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.

Electronic Distribution

A prospectus supplement and the accompanying prospectus in electronic format may be made available by e-mail or on the web sites or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares of common stock for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than this prospectus supplement and the accompanying prospectus in electronic format, the information on the underwriters’ web sites and any information contained in any other web site maintained by any of the underwriters is not part of this prospectus supplement or the accompanying prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Other Activities and Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the underwriters or their respective affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriters and their respective affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the common stock offered hereby. Any such short positions could adversely affect future trading prices of the common stock offered hereby. The underwriters and certain of their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Disclaimers About Non-U.S. Jurisdictions

Australia

This prospectus supplement and the accompanying prospectus are not a disclosure document for the purposes of Australia’s Corporations Act 2001 (Cth) of Australia, or Corporations Act, have not been lodged with the Australian Securities & Investments Commission and are only directed to the categories of exempt persons set out below. Accordingly, if you receive this prospectus supplement and the accompanying prospectus in Australia:

A.	You confirm and warrant that you are either:

■	a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

■	a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to the Company which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made; or

■	a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act.

To the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor or professional investor under the Corporations Act, any offer made to you under this prospectus supplement and the accompanying prospectus is void and incapable of acceptance.

B.	You warrant and agree that you will not offer any of the securities issued to you pursuant to this prospectus supplement and the accompanying prospectus for resale in Australia within 12 months of those securities being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Canada

The shares of our common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of our common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contain a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive, each, a Relevant Member State, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, which is referred to as the Relevant Implementation Date, no offer of any securities which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus has been or will be made to the public in that Relevant Member State other than any offer where a prospectus has been or will be published in relation to such securities that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the relevant competent authority in that Relevant Member State in accordance with the Prospectus Directive, except that with effect from and including the Relevant Implementation Date, an offer of such securities may be made to the public in that Relevant Member State:

a)	to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;

b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

c)	to any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities shall require the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Hong Kong

No securities have been offered or sold, and no securities may be offered or sold, in Hong Kong, by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent; or to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. No document, invitation or advertisement relating to the securities has been issued or may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

This prospectus supplement has not been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus supplement may not be issued, circulated or distributed in Hong Kong, and the securities may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the securities will be required, and is deemed by the acquisition of the securities, to confirm that he is aware of the restriction on offers of the securities described in this prospectus supplement and the relevant offering documents and that he is not acquiring, and has not been offered any securities in circumstances that contravene any such restrictions.

Singapore

This prospectus supplement and the accompanying prospectus have not been and will not be lodged or registered with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or the invitation for subscription or purchase of the securities may not be issued, circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person as defined under Section 275(2), or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of any other applicable provision of the SFA. Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

a)	a corporation (which is not an accredited investor as defined under Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the Offer Shares under Section 275 of the SFA except:

i.	to an institutional investor under Section 274 of the SFA or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA;

ii.	where no consideration is given for the transfer; or

iii.	where the transfer is by operation of law.

Israel

In the State of Israel this prospectus supplement and the accompanying prospectus shall not be regarded as an offer to the public to purchase shares of common stock under the Israeli Securities Law, 5728—1968, which requires a prospectus to be published and authorized by the Israel Securities Authority, if it complies with certain provisions of Section 15 of the Israeli Securities Law, 5728—1968, including, inter alia, if: (i) the offer is made, distributed or directed to not more than 35 investors, subject to certain conditions, or the Addressed Investors; or (ii) the offer is made, distributed or directed to certain qualified investors defined in the First Addendum of the Israeli Securities Law, 5728—1968, subject to certain conditions, or the Qualified Investors. The Qualified Investors shall not be taken into account in the count of the Addressed Investors and may be offered to purchase securities in addition to the 35 Addressed Investors. The Company has not and will not take any action that would require it to publish a prospectus in accordance with and subject to the Israeli Securities Law, 5728—1968. The Company and the underwriters have not and will not distribute this prospectus supplement and the accompanying prospectus or make, distribute or direct an offer to subscribe for our common stock to any person within the State of Israel, other than to Qualified Investors and up to 35 Addressed Investors.

Qualified Investors may have to submit written evidence that they meet the definitions set out in of the First Addendum to the Israeli Securities Law, 5728—1968. In particular, we may request, as a condition to be offered common stock, that Qualified Investors will each represent, warrant and certify to us and/or to anyone acting on our behalf: (i) that it is an investor falling within one of the categories listed in the First Addendum to the Israeli Securities Law, 5728—1968; (ii) which of the categories listed in the First Addendum to the Israeli Securities Law, 5728—1968 regarding Qualified Investors is applicable to it; (iii) that it will abide by all provisions set forth in the Israeli Securities Law, 5728—1968 and the regulations promulgated thereunder in connection with the offer to be issued common stock; (iv) that the shares of common stock that it will be issued are, subject to exemptions available under the Israeli Securities Law, 5728—1968: (a) for its own account; (b) for investment purposes only; and (c) not issued with a view to resale within the State of Israel, other than in accordance with the provisions of the Israeli Securities Law, 5728—1968; and (v) that it is willing to provide further evidence of its Qualified Investor status. Addressed Investors may have to submit written evidence in respect of their identity and may have to sign and submit a declaration containing, inter alia, the Addressed Investor’s name, address and passport number or Israeli identification number.

Japan

The offering has not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 of Japan, as amended), or FIEL, and the underwriters will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means, unless otherwise provided herein, any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This prospectus supplement and the accompanying prospectus have been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus supplement and the accompanying prospectus nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus supplement nor the accompanying prospectus nor any other offering or marketing material relating to the offering, the Company or the securities has been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement and the accompanying prospectus will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of securities.

United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, which is referred to as the Order, and/or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order and other persons to whom it may lawfully be communicated, each such person being referred to as a relevant person.

This prospectus supplement and the accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS

Certain legal matters relating to the issuance of the shares offered by this prospectus supplement will be passed upon for us by Cooley LLP, Palo Alto, California. Latham & Watkins LLP, Costa Mesa, California, is counsel to the underwriters in connection with this offering.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015, as set forth in their report, which is incorporated by reference in this prospectus supplement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are currently subject to the reporting requirements of the Exchange Act, and in accordance therewith file periodic reports, proxy statements and other information with the SEC. You may read and copy (at prescribed rates) any such reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to you on the SEC’s website at www.sec.gov and in the Investors section of our website at www.immunedesign.com. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus.

This prospectus supplement and accompanying prospectus are part of a registration statement on Form S-3 we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C. or through the SEC’s website, as provided above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. We incorporate by reference the documents listed below and any future information filed with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act between the date of this prospectus supplement and the termination of this offering, provided, however, that we are not incorporating any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

■	our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the Commission on March 15, 2016;

■	the information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 26, 2016;

■	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016, filed with the Commission on May 10, 2016 and August 9, 2016, respectively;

■	our Current Reports on Form 8-K filed with the Commission on January 8, 2016, May 2, 2016, June 21, 2016, July 1, 2016 and September 14, 2016, and the Current Report on Form 8-K/A filed with the Commission on February 16, 2016; and

■	the description of our common stock contained in our Registration Statement on Form 8-A filed with the Commission on July 22, 2014, under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

The information incorporated by reference is deemed to be part of this prospectus supplement, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement modifies or replaces that statement. The SEC file number for the documents incorporated by reference in this prospectus supplement is 001-36561.

You may obtain copies of any of these filings by contacting us at the address and telephone number indicated below or by contacting the SEC as described above in the section titled “Where You Can Find More Information.” Documents incorporated by reference are available from us without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus supplement, by requesting them in writing or by telephone at:

Immune Design Corp.

Attention: Stephen R. Brady

Executive Vice President, Strategy and Finance

601 Gateway Blvd., Suite 250

South San Francisco, California 94080

(650) 887-6717

PROSPECTUS

$250,000,000

Common Stock

From time to time, we may offer and sell shares of our common stock with total gross proceeds of up to $250,000,000. Each time we offer shares of our common stock, we will provide a supplement to this prospectus that contains specific information about the offering. The supplement may also add, update or change information contained in this prospectus with respect to that offering. We may also authorize one or more free writing prospectuses to be provided to you in connection with an offering. You should carefully read this prospectus, the information incorporated by reference in this prospectus, any prospectus supplement and any related free writing prospectus before you invest.

We may sell shares of common stock directly to investors, to or through one or more underwriters, dealers and agents, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of our common stock, their names and any applicable purchase price, fee, commission or discount arrangement between or among them, and any applicable over-allotment options, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus titled “About this Prospectus” and “Plan of Distribution” for more information. This prospectus may not be used to offer or sell any common stock unless accompanied by a prospectus supplement.

Our common stock is listed on The NASDAQ Global Market under the symbol “IMDZ.” As of August 10, 2015, the closing price of our common stock was $22.75 per share.

Investing in our common stock involves risks. Please see “Risk Factors” on page 3 and as updated in our future filings made with the Securities and Exchange Commission, which are incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 29, 2015.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may offer and sell shares of our common stock in one or more offerings for total gross proceeds of up to $250,000,000.

Each time that we offer shares of our common stock under this registration statement, we will provide a supplement to this prospectus that contains specific information about the terms of that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the prospectus supplement. Before purchasing our common stock, you should carefully read this prospectus, any applicable prospectus supplement and any related free writing prospectus, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

This prospectus may not be used to offer or sell any common stock unless it is accompanied by a prospectus supplement.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell common stock in any jurisdiction where the offer or sale is not permitted.

The information appearing in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of such document and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains and incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. While we believe that each of these studies and publications is reliable, we have not independently verified market and industry data from third-party sources. Although we are not aware of any misstatements regarding the market and industry data presented in this prospectus and the documents incorporated herein by reference, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

Except as otherwise indicated herein or as the context otherwise requires, references in this prospectus to “Immune Design,” “the company,” “we,” “us,” “our” and similar references refer to Immune Design Corp. The Immune Design logo, “IMDZVex,” “ZVex” and “GLAAS” are our unregistered trademarks. This prospectus also contains registered marks, trademarks and trade names of other companies. All other trademarks, registered marks and trade names appearing in this prospectus are the property of their respective holders.

i

PROSPECTUS SUMMARY

This summary contains a general summary of the information contained in this prospectus. It may not include all the information that is important to you. You should read the entire prospectus, the prospectus supplement delivered with the prospectus, if any, and the documents incorporated by reference before making an investment decision.

Our Company

We are a clinical stage immunotherapy company with next-generation in vivo approaches designed to enable the body’s immune system to fight disease. We have engineered our primary product candidates, CMB305 and G100, to activate the immune system’s natural ability to create tumor-specific cytotoxic T cells to fight cancer. CMB305 and G100, as well as our partnered programs, are the result of our two discovery platforms, ZVexTM and GLAASTM, which we believe have the potential to generate products able to treat a broad cancer patient population either as individual therapies or in combination with other immuno-oncology mechanisms of action, such as checkpoint inhibitors. CMB305 and G100 utilize multiple immuno-oncology approaches and, we believe, address the shortcomings of existing therapies. The following is our primary product development pipeline:

•	CMB305 is a prime-boost approach, in which an agent called LV305 from our ZVex platform is dosed sequentially with an agent from our GLAAS platform, G305. CMB305 is designed to synergistically induce anti-tumor cytotoxic T lymphocytes, or CTLs, to target tumors that express NY-ESO-1, a tumor antigen found in a broad set of tumors. Both LV305 and G305 completed separate Phase 1 dose escalation trials with no related serious adverse events and evidence of immunogenicity. In March 2015, we began dosing CMB305 in a Phase 1b clinical trial for the treatment of four solid tumor types, and in June 2015, we began an expansion trial of CMB305 at the highest dose studied in the dose escalation portion. We expect data to be available from the dose-escalation portion of this trial by the end of 2015 and data from the expansion arm in mid-2016. While we intend to focus our ZVex-based development efforts on CMB305, we are conducting an expansion trial of LV305 at the highest dose studied in its dose-escalation trial, including an arm studying LV305 with an anti-PD1 antibody in melanoma patients who have an inadequate response to anti-PD1 therapy.

•	G100, from the GLAAS platform, is our second immuno-oncology agent that we designed to generate a robust anti-tumor immune response when administered directly to the tumor micro-environment. In May 2015, we completed enrollment of a Phase 1 clinical trial of G100 dosed as part of a therapeutic regimen, including radiation at the Fred Hutchinson Cancer Research Center in patients with Merkel cell carcinoma, and expect full data from this trial to be available by the end of 2015.

Based on data available to date, we plan to continue development of both CMB305 and G100. We are in the planning stages of initiating a potential randomized Phase 2 clinical trial studying CMB305 in patients with soft tissue sarcoma. In addition, we are initiating a Phase 1/2 clinical trial of G100 in patients with non-Hodgkin Lymphoma. Although data may be available as of a given date, we may elect to disclose the data at an appropriate medical meeting at a later date.

We believe our approach to fighting cancer is the first of its kind. We utilize ZVex and GLAAS to develop product candidates such as CMB305 and G100 that work in vivo and are designed to create and expand diverse armies of CTLs to fight tumors. An in vivo approach is preferred because it addresses both the cumbersome administration and the need for patient customization inherent in ex vivo approaches, such as engineered CD8 T cells. The fundamental discoveries underlying ZVex originated with one of our founders, Nobel laureate David Baltimore, Ph.D. Dr. Baltimore and his colleagues theorized that a lentivirus, which is a virus that works in immune cells such as dendritic cells, or DCs, could be engineered to selectively deliver the specific genetic information of a tumor marker, called an antigen, directly to DCs in the skin. The expression of this antigen would trigger an immune response of CTLs to eliminate the tumor. GLAAS, in comparison, is a highly potent synthetic stimulator of a specific cellular receptor called TLR4 that is present in DCs. Activation of DCs through TLR4 can safely trigger an anti-tumor immune response and synergize with either pre-existing CTLs (in the case of G100) or CTLs generated by a ZVex product candidate (in the case of CMB305) for what we believe will be a greater degree of tumor killing than either approach alone.

Our Corporate Information

We were incorporated under the laws of the State of Delaware in February 2008. Our principal executive offices are located at 1616 Eastlake Ave. E., Suite 310, Seattle, Washington 98102, and our telephone number is (206) 682-0645.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider and evaluate all of the information contained in this prospectus, any accompanying prospectus supplement and any free writing prospectus, and in the documents we incorporate by reference in this prospectus, before you decide to invest. In particular, you should carefully consider and evaluate the risks and uncertainties described in “Part I — Item 1A. Risk Factors” of our most recent Quarterly Report on Form 10-Q, and any subsequent filings with the SEC that we file after the date of this prospectus, and all other information contained or incorporated by reference in this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act in this prospectus, and the risk factors and other information contained in the applicable prospectus supplement. Any of the risks and uncertainties set forth therein could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the trading price or value of our common stock. As a result, you could lose all or part of your investment. Please also read carefully the section titled “Special Note Regarding Forward-Looking Statements.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement, including the documents incorporated by reference herein and therein, and any free writing prospectus that we have authorized for use in connection with this offering contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and Section 21E of the Exchange Act that involve substantial risks and uncertainties. In some cases you can identify these statements by forward-looking words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “plan,” “expect” or similar expressions, or the negative or plural of these words or expressions. Discussions containing these forward-looking statements may be found, among other places, in “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent Annual Report on Form 10-K and in our most recent Quarterly Report on Form 10-Q filed with the SEC, as well as any amendments thereto reflected in subsequent filings with the SEC. These statements involve risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning the following:

•	our estimates regarding our expenses, revenues, anticipated capital requirements and our needs for additional financing;

•	the implementation of our business model and strategic plans for our business and technology;

•	the timing of the commencement, progress and receipt of data from any of our preclinical and clinical trials;

•	the expected results of any clinical trial and the impact on the likelihood or timing of any regulatory approval;

•	the scope of protection we establish and maintain for intellectual property rights covering our technology;

•	the timing or likelihood of regulatory filings and approvals;

•	the outcome of any current or future litigation;

•	developments relating to our competitors and our industry; and

•	our expectations regarding licensing, acquisitions and strategic operations.

In addition, you should refer to the “Risk Factors” section in the applicable prospectus supplement, or in any free writing prospectus we may authorize for use in connection with a specific offering, for a discussion of other important factors, risks and uncertainties that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements. Given these other important factors, risks and uncertainties, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date such forward-looking statements are made. You should carefully read this prospectus, together with the information incorporated herein by reference as described in the section titled “Incorporation of Certain Information by Reference,” completely and with the understanding that our actual future results may be materially different from what we expect. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our business, results of operations and financial condition.

You should rely only on information contained or incorporated by reference in this prospectus, the registration statement of which this prospectus is a part, including the exhibits that we have filed with the registration statement, and the applicable prospectus supplement or in any free writing prospectus we may authorize for use in connection with a specific offering. You should understand that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

Except as required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. You should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. Before deciding to invest, you should carefully consider the risk factors discussed and incorporated by reference in this prospectus and any prospectus supplement or free writing prospectus and, if required, any post-effective amendment to the registration statement of which this prospectus is a part.

USE OF PROCEEDS

Unless otherwise indicated in any prospectus supplement or free writing prospectus, the net proceeds from the sale of our common stock offered by this prospectus will be used for general corporate purposes and working capital needs. As a result, unless otherwise indicated in the prospectus supplement or free writing prospectus, our management will have broad discretion to allocate the net proceeds of the offerings. Pending their ultimate use, we intend to invest the net proceeds in a variety of securities, including commercial paper, government and non-government debt securities and/or money market funds that invest in such securities.

DESCRIPTION OF COMMON STOCK

The following describes the common stock that we may offer under this prospectus, including the material provisions of our amended and restated certificate of incorporation and our amended and restated bylaws, the amended and restated investor rights agreement to which we and certain of our stockholders are parties and certain provisions of the General Corporation Law of the State of Delaware. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our amended and restated certificate of incorporation, amended and restated bylaws and amended and restated investor rights agreement, copies of which have been filed with the SEC. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

General

Our amended and restated certificate of incorporation authorizes us to issue up to 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. As of August 3, 2015, there were outstanding:

•	20,129,580 shares of common stock; and

•	2,310,102 shares of common stock subject to outstanding options.

As of August 3, 2015, we had 24 holders of record of our common stock. The actual number of stockholders is greater than this number of record holders and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.

Common Stock

Voting Rights. Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders.

Dividends. Subject to preferences that may apply to any outstanding preferred stock, holders of our common stock are entitled to receive ratably any dividends that our board of directors may declare out of funds legally available for that purpose.

Liquidation. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock.

Rights and Preferences. Holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of our preferred stock that we may designate in the future.

Fully Paid and Nonassessable. All outstanding shares of our common stock are fully paid and non-assessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and non-assessable.

Registration Rights

Holders of 8,892,569 shares of our common stock have the right to demand that we file a registration statement or request that we cover their shares by a registration statement that we otherwise file, as described below.

Demand Registration Rights

Certain holders of common stock having demand registration rights may request that we register all or a portion of their shares of common stock for sale under the Securities Act in an offering with an aggregate offering price of at least $5.0 million. We will effect the registration as requested, unless, in the good faith judgment of our board of directors, such registration would be materially detrimental to the company and its stockholders and should be delayed. In addition, when we are eligible for the use of Form S-3, or any successor form, holders of the shares having demand registration rights may make unlimited requests that we register all or a portion of their common stock for sale under the Securities Act on Form S-3, or any successor form, so long as the aggregate price to the public in connection with any such offering is at least $1.0 million.

Incidental Registration Rights

In addition, if at any time we register any shares of our common stock, the holders of all shares having piggyback registration rights are entitled to notice of the registration and to include all or a portion of their shares of common stock in the registration.

Other Provisions

In the event that any registration in which the holders of registrable shares participate pursuant to the amended and restated investor rights agreement is an underwritten public offering, the number of registrable shares to be included may, in specified circumstances, be limited due to market conditions.

We will pay all registration expenses, other than underwriting discounts and selling commissions, and the reasonable fees and expenses of a single special counsel for the selling stockholders, related to any demand, piggyback and Form S-3 registration. The amended and restated investor rights agreement contains customary cross-indemnification provisions, pursuant to which we must indemnify the selling stockholders in the event of material misstatements or omissions in the registration statement attributable to us, and they must indemnify us for material misstatements or omissions in the registration statement attributable to them. The demand, piggyback and Form S-3 registration rights described above will expire upon the earlier of (i) four years after the closing of our initial public offering, (ii) with respect to each stockholder, the date when such stockholder can sell all of its registrable shares, as defined in the amended and restated investor rights agreement, in a single transaction pursuant to Rule 144 of the Securities Act, (iii) the completion of an acquisition, as defined in our amended and restated certificate of incorporation that was in effect at the time of entering into the amended and restated investor rights agreement, or (iv) the completion of an asset transfer, as defined in our amended and restated certificate of incorporation that was in effect at the time of entering into the amended and restated investor rights agreement.

Anti-Takeover Provisions

Our Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation and amended and restated bylaws include a number of provisions that may deter or impede unsolicited or “hostile” takeovers or changes of control or management. These provisions include:

•

Issuance of undesignated preferred stock. Our board of directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock enables our board of directors to make it more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

•	Classified board. Our amended and restated certificate of incorporation provides for a classified board of directors consisting of three classes of directors, with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. This provision may have the effect of delaying a change in control of our board of directors.

•	Board of directors vacancies. Our amended and restated certificate of incorporation and amended and restated bylaws authorize only our board of directors to fill vacant directorships. In addition, the number of directors constituting our board of directors may be set only by resolution adopted by a majority vote of our entire board of directors. These provisions prevent a stockholder from increasing the size of our board of directors and gaining control of our board of directors by filling the resulting vacancies with its own nominees.

•	Stockholder action; special meetings of stockholders. Our amended and restated certificate of incorporation provides that our stockholders may not take action by written consent, but may only take action at annual or special meetings of our stockholders. Stockholders will not be permitted to cumulate their votes for the election of directors. Our amended and restated certificate of incorporation further provides that special meetings of our stockholders may be called only by the chairman of our board of directors or by a majority of our board of directors.

•	Advance notice requirements for stockholder proposals and director nominations. Our amended and restated bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our amended and restated bylaws also specify certain requirements as to the form and content of a stockholder’s notice. These provisions may make it more difficult for our stockholders to bring matters before our annual meeting of stockholders or to nominate directors at our annual meeting of stockholders.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, these provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they may also reduce fluctuations in the market price of our shares that could result from actual or rumored takeover attempts.

Section 203 of the General Corporation Law of the State of Delaware

We are subject to Section 203 of the General Corporation Law of the State of Delaware, or DGCL, which prohibits a Delaware corporation from engaging in a business combination with any interested stockholder for a period of three years following the date the person became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (a) by persons who are directors and also officers and (b) pursuant to employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the entity’s or person’s affiliates and associates, beneficially owns, or is an affiliate of the corporation and within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

A Delaware corporation may “opt out” of these provisions with an express provision in its certificate of incorporation. We have not opted out of these provisions, which may discourage or prevent mergers or other takeover or change of control attempts of our company.

Choice of Forum

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a breach of fiduciary duty owed by any director, officer or employee to us or our stockholders, any action asserting a claim against us arising pursuant to the DGCL or any action asserting a claim against us that is governed by the internal affairs doctrine. However, several lawsuits involving other companies have been brought challenging the validity of choice of forum provisions in certificates of incorporation, and it is possible that a court could rule that this provision is inapplicable or unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Listing

Our common stock is listed on The NASDAQ Global Market under the trading symbol “IMDZ.”

PLAN OF DISTRIBUTION

We may sell our common stock in any of the ways described below or in any combination or any other way set forth in an applicable prospectus supplement from time to time:

•	to or through underwriters or dealers;

•	through one or more agents; or

•	directly to purchasers or to a single purchaser.

Each time we sell our common stock, we will provide a prospectus supplement (and any related free writing prospectus that we may authorize to be provided to you) that will describe the method of distribution and set forth the offering terms, including the name or names of any underwriters, dealers or agents, the purchase price and the proceeds to us, any over-allotment options under which underwriters may purchase additional common stock from us, any underwriting discounts, commissions and other items constituting underwriters’ discounts or commissions or agency fees and other items constituting underwriters’ or agents’ compensation and any securities exchanges on which our common stock may be listed.

We may use one or more underwriters in the sale of our common stock, in which case the common stock will be acquired by the underwriter or underwriters for their own account and may be resold from time to time in one or more transactions either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

We may directly solicit offers to purchase our common stock. Agents designated by us from time to time may also solicit offers to purchase our common stock. Any agent designated by us, who may be deemed to be an “underwriter” as that term is defined in the Securities Act, involved in the offer or sale of our common stock will be named, and any commissions payable by us to such agent will be set forth in the prospectus supplement.

If a dealer is utilized in the sale of our common stock, we will sell the offered securities to the dealer, as principal. The dealer, who may be deemed to be an “underwriter” as that term is defined in the Securities Act, may then resell our common stock to the public at varying prices to be determined by the dealer at the time of resale.

If an underwriter is, or underwriters are, used in the sale, we will execute an underwriting agreement with the underwriters at the time of sale to the underwriters. The names of the underwriters will be set forth in the prospectus supplement, which will be used by the underwriters to make resales of our common stock to the public. In connection with the sale of our common stock, the underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of our common stock for whom they may act as agents. Underwriters may also sell our common stock to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

If so indicated in the applicable prospectus supplement, we will authorize underwriters, dealers or other persons to solicit offers by certain institutions to purchase our common stock from us at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a future date or dates. Institutions with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. The obligations of any purchasers under any delayed delivery contract will not be subject to any conditions except that:

•	the purchase of our common stock shall not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject, and

•	if our common stock is also being sold to underwriters, we will have sold to the underwriters our common stock not sold for delayed delivery.

The underwriters, dealers and other persons will not have any responsibility in respect of the validity or performance of such contracts. The prospectus supplement relating to the contracts will set forth the price to be paid for our common stock pursuant to the contracts, the commission payable for solicitation of the contracts and the date or dates in the future for delivery of our common stock pursuant to the contracts.

Unless otherwise set forth in the applicable prospectus supplement, the obligations of underwriters to purchase our common stock will be subject to certain conditions precedent and such underwriters will be obligated to purchase all of our common stock, if any shares of our common stock are purchased. In connection with the offering of our common stock, we may grant to the underwriters an option to purchase additional shares of our common stock to cover over-allotments at the offering price, with an additional underwriting commission, as may be set forth in the accompanying prospectus supplement. If we grant any over-allotment option, the terms of such over-allotment option will be set forth in the prospectus supplement.

Underwriters, dealers, remarketing firms and agents may be entitled, under agreements that they may enter into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which they may be required to make in respect thereof and may engage in transactions with, or perform services for, us in the ordinary course of business.

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short-covering transactions involve purchases of our common stock in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the common stock originally sold by the dealer is purchased in a covering transaction to cover short positions. Those activities may cause the price of our common stock to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

The specific terms of any lock-up provisions in respect of any given offering will be described in the applicable prospectus supplement.

The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business for which they receive compensation. The anticipated date of delivery of our common stock will be set forth in the applicable prospectus supplement relating to each offer.

In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of our common stock offered pursuant to this prospectus and any applicable prospectus supplement.

LEGAL MATTERS

The legal validity of the common stock offered by this prospectus will be passed upon for us by Hogan Lovells US LLP, Menlo Park, California. Additional legal matters may be passed upon for us or any underwriters, dealers or agents by counsel that we will name in the applicable prospectus supplement.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst  & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are currently subject to the reporting requirements of the Exchange Act, and in accordance therewith file periodic reports, proxy statements and other information with the SEC. You may read and copy (at prescribed rates) any such reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to you on the SEC’s website at www.sec.gov and in the Investors section of our website at www.immunedesign.com. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C. or through the SEC’s website, as provided above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus and will become a part of this prospectus from the date that such documents are filed with the SEC. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on March 31, 2015 (including information incorporated by reference in the Form 10-K from our definitive proxy statement on Schedule 14A, which was filed with the SEC on April 15, 2015);

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015, filed with the SEC on May 14, 2015 and August 12, 2015, respectively;

•	our Current Reports on Form 8-K, which were filed with the SEC on January 9, 2015, March 10, 2015, March 11, 2015, March 19, 2015, May 18, 2015 and June 4, 2015; and

•	the description of our common stock contained in our registration statement on Form 8-A, which was filed on July 22, 2014, including any amendments or reports filed for the purpose of updating the description.

All filings filed by us pursuant to the Exchange Act after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus.

Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may obtain copies of any of these filings by contacting us at the address and telephone number indicated below or by contacting the SEC as described above in the section titled “Where You Can Find More Information.” Documents incorporated by reference are available from us without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus, by requesting them in writing or by telephone at:

Immune Design Corp.

Attention: Stephen R. Brady

Executive Vice President, Strategy and Finance

601 Gateway Blvd., Suite 250

South San Francisco, California 94080

(650) 887-6717

4,800,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Jefferies	Leerink Partners	Wells Fargo Securities

September 15, 2016